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                                                                     EXHIBIT 8.1


                         [LETTERHEAD OF MULDOON MURPHY
                            FAUCETTE & AGUGGIA LLP]



                                August 2, 2004

Board of Directors
Naugatuck Valley Financial Corporation
333 Church Street
Naugatuck, Connecticut 06770

Dear Board Members:

         You have asked our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization and Charter Conversion"), more fully described below, pursuant to which Naugatuck Valley Savings and Loan, S.B. (the "Bank") will (i) convert from a Connecticut-chartered mutual savings bank to a federal mutual savings bank (the "Charter Conversion") and (ii) the federal savings bank will reorganize into the federally chartered mutual holding company structure (the "Reorganization"). We are rendering this opinion pursuant to Section 22 of the Plan of Reorganization and Minority Stock Issuance ("Plan of Reorganization") and Section 6 of the Plan of Charter Conversion. As used in this letter, "Mutual State Savings Bank" refers to the Bank before the Charter Conversion, Mutual Federal Savings Bank" refers to the Bank after the Charter Conversion and before the Reorganization and "Stock Savings Bank" refers to the Savings Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization and Plan of Charter Conversion.

         The Reorganization and Charter Conversion will be effected, pursuant to the Plan of Reorganization and Plan of Charter Conversion, as follows:

         (i) the Mutual State Saving Bank will exchange its Connecticut charter for a federal mutual savings bank charter;

         (ii) the Mutual Federal Savings Bank will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim One");

         (iii) Interim One will organize a stock corporation as a wholly owned subsidiary ("Naugatuck Valley Financial Corporation");

         (iv) Interim One will organize an interim federal stock savings bank as a wholly owned

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Board of Directors
August 2, 2004
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                  subsidiary ("Interim Two");

         (v) the Mutual Federal Savings Bank will convert its charter to a federal stock savings bank charter to become the Stock Savings Bank (the "Conversion") and Interim One will exchange its charter for a federal mutual holding company charter to become the "Mutual Holding Company";

         (vi) sequentially with step (iv), Interim Two will merge with and into Stock Savings Bank with Stock Savings Bank as the resulting institution;

         (vii) 100% of the issued common stock of the Stock Savings Bank will be transferred to the Mutual Holding Company in exchange for membership interests in Mutual Federal Savings Bank which are conveyed to the Mutual Holding Company; and

         (viii) the Mutual Holding Company will transfer 100% of the issued common stock of the Stock Savings Bank to Naugatuck Valley Financial Corporation in a capital distribution.

         Simultaneously with the Reorganization, Naugatuck Valley Financial Corporation will offer to sell additional shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order as follows:

         (i) to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars on April 30, 2003 ("Eligible Account Holders");

         (ii)     to tax-qualified employee benefit plans of the Bank;

         (iii) to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars on the last day of the calendar quarter preceding the Office of Thrift Supervision's approval of the Reorganization ("Supplemental Eligible Account Holders");

         (iv) to other depositors of the Bank who do not already have subscription rights pursuant to (i) through (iii), above ("Other Members"); and

         (v)      to members of the general public.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, Plan of Charter Conversion, the Prospectus, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Bank included in a Certificate of Representations dated August 2, 2004. We have assumed that

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Board of Directors
August 2, 2004
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such representations are true and that the parties to the Reorganization and
Charter Conversion will act in accordance with the Plan of Reorganization and the Plan of Charter Conversion. We express no opinion concerning the effects, if any, of variations from the foregoing.

      In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

      Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

      (a)   With regard to the Charter Conversion:

            (1)   The Charter Conversion will constitute a reorganization under
                  Section 368(a)(1)(F) of the Code; and

            (2) The Bank, in either its status as the Mutual State Savings Bank or the Mutual Federal Savings Bank, will recognize no gain or loss as a result of the Charter Conversion.

      (b)   With regard to the Conversion:

            (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and the Savings Bank (in either its status as a Mutual Federal Savings Bank or Stock Savings Bank) will recognize no gain or loss as a result of the Conversion;

            (2) the basis of each asset of Mutual Federal Savings Bank held by Stock Savings Bank immediately after the Conversion will be the same as Mutual Federal Savings Bank's basis for such asset immediately prior to the Conversion;

            (3) the holding period of each asset of Mutual Federal Savings Bank held by Stock Savings Bank immediately after the Conversion will include the period during which such asset was held by Mutual Federal Savings Bank prior to the Conversion;

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Board of Directors
August 2, 2004
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            (4)   for purposes of Code section 381(b), Stock Savings Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Federal Savings Bank will not end on the effective date of the Conversion and the tax attributes of Mutual Federal Savings Bank (subject to application of Code Sections 381, 382 and 384), including Mutual Federal Savings Bank's bad debt reserves and earnings and profits, will be taken into account by Stock Savings Bank as if the Conversion had not occurred;

            (5) Mutual Federal Savings Bank's members will recognize no gain or loss upon their constructive receipt of shares of Stock Savings Bank common stock, pursuant to the Conversion, solely in exchange for their mutual ownership interest (i.e., liquidation and voting rights) in Mutual Federal Savings Bank; and

            (6) Mutual Federal Savings Bank's members will recognize no gain or loss upon the issuance to them of deposits in Stock Savings Bank in the same dollar amount and upon the same terms as their deposits in Mutual Federal Savings Bank.

      (c)   With regard to the Exchange:

            (1) the Exchange will qualify as an exchange of property for stock under Code section 351;

            (2) the initial shareholders of Stock Savings Bank (the former Mutual Federal Savings Bank members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Savings Bank common stock they constructively received in the Conversion solely in exchange for mutual ownership interests (i.e., liquidation and voting rights) in the Mutual Holding Company; and

            (3) the Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Savings Bank of shares of Stock Savings Bank common stock solely in exchange for membership interests in the Mutual Holding Company.

      (d) With regard to the Mutual Holding Company's transfer of 100% of the common stock of Stock Savings Bank to Naugatuck Valley Financial
            Corporation:

            (1) Naugatuck Valley Financial Corporation will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Savings Bank from the Mutual Holding Company; and

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Board of Directors
August 2, 2004
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            (2)   the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Savings Bank from the Mutual Holding Company.

      (e)   With regard to those who hold subscription rights:

            (1) it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Naugatuck Valley Financial Corporation to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero (the "Subscription Right") and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

            (2) it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Reorganization (Section 1012 of the Code); and

            (3) the holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6) of the Code).

      The opinions set forth in (e)(1) and (e)(2) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Naugatuck Valley Financial Corporation common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

      This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the Plan of Charter Conversion, the shareholders of Stock Savings Bank and Eligible Account Holders, Supplemental

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Board of Directors
August 2, 2004
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Eligible Account Holders and other investors who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms MHC-1, MHC-2 and H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form S-1 filed by Naugatuck Valley Financial Corporation with the Securities and Exchange Commission in connection with the Reorganization , and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings "The Reorganization and Stock Issuance- Material Income Tax Consequences" and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ Muldoon Murphy Faucette & Aguggia LLP
                                MULDOON MURPHY FAUCETTE & AGUGGIA LLP